Exhibit 10.46

Amended and Restated Shares Pledge Agreement

Party A: Guangxi Liuzhou Baicaotang Medicine Ltd.

Legal Representative: Tang Huitian

Party B: Liuzhou Baicaotang Property Management Ltd.

Representative: Tang Huitian

Whereas,

(1)	Party B holds a 51% equity interest in Guangxi Liuzhou Baicaotang Medicine Retail Ltd. (“BCT Retail”);

(2)	Party A holds a 49% equity interest in BCT Retail;

(3)	Party B borrowed RMB1,377,000.00 (“Loan”) from Party A on February 25, 2009;

(4)	Party B intends to pledge the 51% equity interest it holds in BCT Retail to Party A to guarantee the Loan.

(5)
The parties desire to enter into this Amended and Restated Shares Pledge Agreement in order to make the contractual relationship between the parties consistent with past practices and understandings between the parties as it relates to the transfer of 51% of the equity interest of BCT Retail to Party B in April 2008.

Party A and Party B hereby enter into the following Shares Pledge Agreement (“Agreement”):

1.	Party B shall pay all the amount of Loan back by transferring all of its rights, title and interest in the Pledged Equity (as defined below) to Party A no later than December 31, 2015.

2.
Party B agrees to pledge all of the 51% equity interest it holds in BCT Retail (“Pledged Equity”) to Party A, and will register such pledge with the competent Authority of Industry and Commerce (“AIC”) within ten (10) days after this Agreement is executed by the parties.

3.
The scope of guarantee provided by the Pledged Equity includes: principal of Loan and all legal costs, attorney fees, travel and accommodation expenses and other necessary expenses paid by Party A for claiming its rights herein.

4.	Party A and Party B hereby agree that during the pledge period:

(1)	Party A may send its representative to attend the shareholders’ meetings of BCT Retail, executing shareholder’s power within the extension of the Pledged Equity;

(2)
Party A shall enjoy the rights in the Pledged Equity, including but not limited to, the rights to receive dividends and any other distributions an equity holder of BCT Retail would be entitled to receive;

(3)	Party B shall not transfer the Pledged Equity to any third party without prior written consent from Party A;

(4)	Party B shall notice Party A before any internal equity transfer is implemented.

5.
If Party B repays the Loan by transferring all of its rights, title and interest in the Pledged Equity according to this Agreement, Party A will deregister the pledged with the competent AIC within ten (10) days from the date when Party B repays the Loan to Party A.

6.
Any dispute arising out of the performance of this Agreement shall be mutually negotiated between the parties.  When failing to get a consistent settlement, any party may submit such dispute to the People’s Court of Liunan District, Liu Zhou City for determination.

7.	The terms and conditions set forth in herein should not be modified unless written agreed by the parties.

8.
This Agreement is made in three counterparts with Party A holding one copy, Party B holding one copy and the other one copy will be submitted to competent AIC for registration and filing. This Agreement shall become binding in the date signed by the Parties.

Party A: Guangxi Liuzhou Baicaotang Medicine Ltd.

Legal Representative：/s/ Tang Huitian

Date: May 19, 2010

Party B: Shareholders of Liuzhou Baicaotang Property Management Co., Ltd

Representative：/s/ Tang Huitian

Date: May 19, 2010